Exhibit 99.1

AFFINITY GAMING ANNOUNCES THREE-MONTH RESULTS FOR THE PERIOD ENDED MARCH 31, 2012

Las Vegas, NV —May 14, 2012 — Affinity Gaming, LLC today announced results for the three-month period ended March 31, 2012.  Net revenues from continuing operations for the quarter were $112.8 million versus $107.6 million for the prior year, an increase of $5.2 million, or 4.8%.  Net income from continuing operations for the quarter was $4.1 million versus $3.4 million for the prior year, an increase of $0.6 million, or 18.8%.  Adjusted EBITDA for the quarter was $20.5 million versus $16.5 million for the prior year, a $4.0 million, or 24.1%, increase.  The increase reflects $1.1 million in lease payments from the recently acquired operations in Black Hawk, Colorado as well as $2.9 million, or 17.5%, in improvement from existing operations.  Each of the Company’s established business segments achieved year-over-year Adjusted EBITDA growth in excess of 10% for the quarter.

Summary of First Quarter Results

	Three Months Ended
	March 31,
(in thousands)	2012	2011

Net Revenues	$112,796	$107,596
Net Income	4,060	3,417

Adjusted EBITDA (1)	20,503	16,520
Adjusted Net Income (2)	$4,073	$3,417

Management Discussion of First Quarter Results

“The first quarter results were truly outstanding and serve as a testament to the soundness of our operating strategy as well as the quality of effort of our team members who execute that strategy every day,” said David D. Ross, Chief Executive Officer.  “In addition to achieving double-digit growth in the quarter, we also closed the divestiture of the slot route and Pahrump and Searchlight casinos and completed the acquisition of the Black Hawk, Colorado assets.  We remain focused on keeping our properties on target for the remainder of the year, and we look forward to completing licensing in Colorado so we can begin executing our growth strategy in Black Hawk.”

First Quarter 2012 Highlights

•                  Southern Nevada net revenues grew a total of $3.6 million, of which $2.3 million was due to increase in fuel sales at our Primm service centers.  Despite intense competition, Southern Nevada net revenues excluding fuel sales grew $1.3 million, or 3.2%.  The increased revenues allowed the region to achieve 15.9% year-over-year EBITDA growth.

•                  Northern Nevada achieved 12.4% year-over-year EBITDA growth on essentially flat revenues.  The cost savings came from better management of both operating and administrative expenses.

•                  A stable economy and favorable winter weather conditions provided the backdrop for record first quarter results in the Midwest, where EBITDA increased $1.1 million to $11.2 million.  The Company’s Lakeside, Iowa property benefited from the first full quarter of operations of the adjacently located Pilot service center, which continues to draw in excess of 80 to 100 trucks per night.  The property is currently preparing for a Memorial Day soft opening for the first phase of the Company’s $10 million, 90-room hotel expansion, entertainment pavilion and quick serve restaurant addition.

•                  The Company closed on its transactions with Golden Gaming, LLC and JETT Gaming, LLC, completing the sale of its slot route operations and its Pahrump, Nevada and Searchlight, Nevada casinos.  The Company concurrently completed the acquisition of the buildings, land and assets of Golden Gaming’s casinos in Black Hawk, Colorado, and simultaneously executed a lease back of the operations to Golden Gaming.  The lease arrangement will remain in place until the company receives approval for its Colorado gaming licenses, anticipated in the third quarter of 2012.

•                  Subsequent to the quarter, the Company closed on a new $235 million Senior Secured Credit Facility consisting of a $200 million term loan and a $35 million super priority revolver, which was undrawn at close.  Both facilities currently carry borrowing costs of LIBOR plus an applicable margin of 4.25% with a minimum LIBOR floor of 1.25%.  The Company simultaneously closed on $200 million of 9.00% Senior Unsecured Notes.  Proceeds from the combined refinancing were used to retire the Company’s prior outstanding credit facility, pay associated transaction fees and increase cash liquidity by approximately $30 million.  Cost of borrowing was reduced by 213 basis points, and despite the additional borrowings the Company estimates it will save approximately $5 million in annualized interest expense.  The remaining proceeds and increased liquidity are available for general corporate purposes, including acquisitions.

Additional Financial Information

Cash.  On March 31, 2012, the Company had total cash balance of $72.3 million.

Capital Expenditures.  Capital expenditures incurred during the quarter ended March 31, 2012 were $5.1 million.

Debt. On March 31, 2012, the Company had $342.1 million in debt outstanding on its former Senior Credit Facility.  On May 9, 2012, the Company paid off the outstanding indebtedness under that facility using proceeds from the aforementioned Senior Secured Credit Facility and Senior Unsecured notes, and debt outstanding as of that date is $400 million.

Black Hawk, Colorado Pro Forma.  Unaudited net revenue and EBITDA of the Black Hawk Casinos for the period ended March 31, 2012 was $12.1 million and $3.2 million respectively.

Use of Non-GAAP Financial Measures

The Company uses certain measures that are not defined by Generally Accepted Accounting Principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA and Adjusted Net Income are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income reported in accordance with GAAP. These terms, as defined by Affinity Gaming, may not be comparable to similarly titled measures used by other companies.

(1)          Adjusted EBITDA as used in this press release is earnings before interest, taxes, depreciation, amortization, other non-operating income and expenses, pre-opening expenses, share based compensation, reorganization and restructuring expenses, and write-downs, reserves and recoveries.  In future periods, the calculation of Adjusted EBITDA may be different than in this release.  A reconciliation between Adjusted EBITDA and Net Income is provide in this release.

(2)          Adjusted Net Income as used in this press release is earnings excluding the after-tax impact of reorganization and restructuring expenses, pre-opening expense and write-downs, reserves and recoveries.  In future periods, the calculation of Adjusted Net Income may be different than in this release.  A reconciliation between Adjusted Net Income and Net Income is provided in this release.

Income statement by segment, continuing operations:

	Three Months Ended
	March 31,
(in thousands)	2012	2011

Net Revenues
Southern Nevada	$60,105	$56,502
Northern Nevada	18,661	18,897
Midwest	32,946	32,198
Colorado (1)	1,085	—
Total Net Revenues	112,796	107,596

Adjusted EBITDA
Southern Nevada	7,458	6,437
Northern Nevada	3,151	2,803
Midwest	11,176	10,027
Colorado	1,085	—
Corporate Expense and Other	(2,366)	(2,746)
Total Adjusted EBITDA	20,503	16,520

Operating Costs and Expenses
Depreciation and Amortization	5,891	5,171
Share Based Compensation	476	420
Pre-Opening Expense	20	—
Total Operating Costs and Expenses	6,386	5,591

Other Non-Operating Items
Interest Expense, net	7,923	7,513
Total Other Non-Operating Items	7,923	7,513

Income Before Taxes	6,193	3,417
Provision for Taxes	2,133	—
Net Income From Continuing Operations	$4,060	$3,417

Net Income from Discontinued Operations	3,537	468
Net Income	$7,598	$3,885

(1)          Represents lease payments from ownership of Colorado assets.

The following table reconciles GAAP Net Income to Adjusted Net Income and Adjusted EBITDA:

	Three Months Ended
	March 31,
(in thousands)	2012	2011

Net Income	$7,598	$3,885
Adjustments to Net Income
Net Income from Discontinued Operations	(3,537)	(468)
Restructuring Expense	—	—
Pre-Opening Expense	20	—
Total Adjustments to Net Income	(3,517)	(468)
Income Tax Effect of Above Adjustments	7	—
Net Adjustment to Net Income	(3,524)	(468)
Adjusted Net Income	$4,073	$3,417

Additional Adjustments
Depreciation and Amortization	5,891	5,171
Interest Expense, net	7,923	7,513
Provision for Taxes	2,140	—
Share Based Compensation	476	420
Total Additional Adjustments	16,431	13,104
Adjusted EBITDA	$20,503	$16,520

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects”, “projects,” “may,” “will” or “should” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties, and similar references to future periods.  These statements are based on management’s current expectations and assumptions about the industries in which the Company operates.  Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, including under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”  The Annual Report on Form 10-K can be accessed through the “Corporate Information” section of the Company’s website at www.affinitygamingllc.com.  The Company disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

About Affinity Gaming

Affinity Gaming is a diversified casino gaming company headquartered in Las Vegas, Nevada.  The Company’s casino operations consist of 12 casinos, nine of which are located in Nevada, two in Missouri and one in Iowa.  Affinity Gaming is also the landlord of three additional casinos in Colorado and expects to be licensed to operate those casinos in the second half of 2012.  Additionally, Affinity Gaming has entered into a consulting agreement to support the operations of the Rampart Casino at the J.W. Marriott

Resort in Las Vegas.  For more information about Affinity Gaming, please visit its website: www.affinitygamingllc.com.

Contact

Affinity Gaming, LLC

David D. Ross, Chief Executive Officer

(702) 341-2410

Affinity Gaming, LLC

J. Christopher Krabiel, Chief Financial Officer and Treasurer

(702) 341-2413